Exhibit 10.5

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this  “Amendment”) is by and between Daseke, Inc.,  a Delaware corporation (the “Company”), and Christopher R. Easter (“Employee”), effective as of September 6, 2019 (the “Effective Date”).

WHEREAS, the Company and Employee have entered into that certain Employment Agreement effective as of January 16, 2019 (the “Agreement”); and

WHEREAS, the Company and Employee desire to amend the Agreement in certain respects and have entered into this Amendment for that purpose.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows, effective as of the Effective Date:

1.              Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

“1.         Employment.  During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Operating Officer of the Company and in such other position or positions as may be assigned from time to time by the Board (as defined in Section 2(b)), the Company’s Executive Chairman (the “Executive Chairman”), or the Company’s Chief Executive Officer (the “CEO”) (other than Employee in his capacity as interim CEO).  Effective as of August 15, 2019, Employee shall also serve as the interim CEO of the Company until otherwise determined by the Board, and, effective as of September [6], 2019, Employee shall also serve as the principal financial officer of the Company (the “PFO”) until otherwise determined by the Board.”

2.              The following shall be added to the end of Section 2(a) of the Agreement:

“During such period in which Employee serves as the Company’s interim CEO, Employee’s duties shall include such additional duties as may be assigned to Employee by the Board or the Executive Chairman, and during such period in which Employee serves as PFO, Employee’s duties shall include such additional duties as may be assigned to Employee by the Board, the Executive Chairman, or the CEO (other than Employee in his capacity as interim CEO).”

3.              The following shall be added after the first sentence of Section 3(a) of the Agreement:

“Notwithstanding the foregoing, in consideration for acting as the interim CEO, Employee’s Base Salary shall be increased to $650,000, effective as of August 15, 2019.”

4.              The following shall be added to the end of Section 5(c) of the Employment Agreement:

“For the avoidance of doubt and notwithstanding the preceding provisions of this Section 5(c), the Company and Employee expressly agree that any diminution or reduction in Employee’s title, position, responsibilities or duties associated with the cessation of his service as interim CEO and/or PFO shall not constitute Good Reason.”

5.              Except as expressly modified by this Amendment, the terms of the Agreement shall remain in full force and effect and are hereby confirmed and ratified.

6.              This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Amendment.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment effective as of the Effective Date.

EMPLOYEE

By:	/s/ Christopher R. Easter
Christopher R. Easter

DASEKE, INC.

By:	/s/ Soumit Roy
Name: Soumit Roy
Title: Secretary